GENTOR PROVIDES CORPORATE UPDATE

Patterson, Idaho - August 20, 2009 - GENTOR RESOURCES, INC. (“Gentor” or the “Company”) (OTCBB - “GNTO”) is pleased to provide the following corporate update relating to its IMA Mine molybdenum-tungsten-silver project in Patterson, Idaho.

The Company has not undertaken any substantive exploration activities at the project site since the end of 2008. The Company has, however, continued its maintenance and security programs at the project. The Company believes that these low cost programs, which were initiated in 2008, are important and will enable a rapid return to full exploration in the event that funding becomes available.

As previously disclosed in the Company's Form 8-K filed with the United States Securities & Exchange Commission on August 20, 2008, the Company has established an Inferred Mineral Resource at the project of 5.7 million tons grading 0.15% Mo. Included in this estimate are 720,000 tons of material grading greater than 0.20% Mo and averaging 0.235% Molybdenum.

Wardrop Engineering Inc., the Company's consultant, recommended that the Company undertake exploration programs costing $1.2 million and $5.5 million respectively in two phases.  Phase I would consist of continued exploratory drilling to the east of previous drilling (hole 30 - 368 foot interval averaging 0.280 % MoS2 and hole 27 - 475 foot interval averaging 0.247% MoS2) in an area of high Mo values in soils.  Phase II would include additional drilling and underground development. Molybdenum mineralization has been identified in all holes drilled to date; however, both grades and thicknesses of moly mineralization increase toward the east of the deposit, where the moly in soil anomaly is >100 ppm Mo.

Gentor has obtained the necessary permits and zoning changes at the project site to allow the Company to commence underground mining once feasibility has been demonstrated. The Company believes that the existing permits, the current favorable mining law regime in Idaho and the drill results achieved to date create a favorable environment for the Company to benefit from improving molybdenum prices. Gentor is actively pursuing financing opportunities, both nationally and internationally, with the goal of concluding the financing necessary to pursue further exploration and development at the project site.

Qualified Person

L. Joseph Bardswich (P. Eng.), the Company's President and Chief Executive Officer, is the “qualified person” responsible for the preparation of the technical information in this release.

Gentor Resources, Inc, a Florida corporation, is a US-based mineral exploration and development company whose projects include the IMA Mine molybdenum-tungsten-silver property in Idaho. The Company's strategy is to create shareholder value by acquiring and developing highly prospective mineral properties in the United States and internationally.

Cautionary Notes

The exploration results for the IMA Mine reported in this news release are based on data from sources believed by the Company to be reliable. This information is referred to only to indicate the results of the exploration on the IMA Mine and is relevant only to the extent it indicates the presence of mineralization. However, there is no certainty that exploration of the IMA Mine will achieve results which are consistent with the exploration results identified in this news release.

This news release contains certain statements that may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, that address future production, reserve potential, exploration drilling, exploitation activities and events or developments that the Company expects to occur, are forward looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects”, “plans” “anticipates”, “believes”, “understands”, “intends”, “estimates”, “projects”, “potential” and similar expressions, or that events or conditions “will”, “would”, “may”, “could” or “should” occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Such statements are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements. Factors that could cause the actual results to differ materially from those in forward-looking statements include market prices, exploitation and exploration successes, and continued availability of capital and financing, and general economic, market or business conditions.

The mineral resource figures disclosed in this press release are estimates and no assurances can be given that the indicated mineral levels will be produced.  Such estimates are expressions of judgment based on knowledge, mining experience, analysis of drilling results and industry practices.  Valid estimates made at a given time may significantly change when new information becomes available.  While the Company believes that the resource estimates included in this press release are well established , by their nature resource estimates are imprecise and depend, to a certain extent upon statistical inferences which may ultimately prove unreliable.  If such estimates are inaccurate or are reduced in the future, this could have a material adverse impact on the Company.

Cautionary Note Regarding Estimated of Measure, Indicated and Inferred Resources

The United States Securities and Exchange Commission (the SEC) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce.  We use certain terms, such as measured, indicated, and inferred resources, which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC.  U.S. investors are cautioned not to assume that any or all of measured, indicated or inferred resources are economically or legally mineable or that these resources will ever be converted to reserves.  U.S. investors are urged to closely consider all of the disclosures in the Company reports filed pursuant to the Securities Exchange Act of 1934 which may be secured from us, or from the SEC's website at http://www.sec.gov/edgar.html.

For further information: visit our website at www.gentorresources.com or contact L.J. Bardswich, President and CEO, at (406) 287-3046.